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                                                                    Exhibit 1.1



                            Agreement by and between

                        Lilly Beter Capital Group, Ltd.

                                      and

                                   SATX, Inc.

                            dated January 16, 2001.

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                                   AGREEMENT



         This Agreement is entered into on January 16, 2001, by and among Lilly Beter Capital Group, Ltd., ("LBCG") and SATX, Inc., ("SATX") a Nevada corporation, both referred to as ("the parties").

WHEREAS, SATX is in need of an infusion of cash in order to continue developing its technology and to market its products; and

WHEREAS, LBCG is willing to act as a private Investment Banker in an effort to help the company raise the necessary capital; and

WHEREAS, LBCG is willing to help SATX create a major market in the stock and establish credibility in the marketplace; and

WHEREAS, SATX is willing to engage LBCG to provide the necessary assistance and business guidance that it needs,

NOW, THEREFORE, the parties agree to the following:


LBCG agrees to do the following for SATX and its subsidiaries:

         o   Provide a President/Chief Executive Officer.

         o Seek out Mergers and Acquisitions that will enhance the company, help them become successful and then sell them.

         o Act as a Private Investment Banker and help raise the necessary capital to make the company and its subsidiaries a success.

         o Help SATX create a better market and establish credibility in the market place.

         o   Select the legal counsel for the company and its subsidiaries.

         o   Select the Auditors for the company and its subsidiaries.



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         As payment for the services to be provided by LBCG, SATX agrees to do the following upon signing this Agreement:

         o Provide LBCG or it designees, one million shares of SATX free trading common stock, at no cost to LBCG.

         o Issue options on five million unrestricted shares to LBCG or its designees, at no cost for each option, for five years, at one dollar per share exercise price.

         o Issue fifteen million SATX common shares (Rule 144), to LBCG or its designees at no cost, with a stated value (for I.R.S. purposes only) of five cents per share.

         o Give LBCG its standard fee or finder's fee for any acquisition that is merged into SATX or its subsidiaries.

         o   Give LBCG a ten percent commission on all money raised.

         o There will be a seven-member board of directors. LBCG will select four board members and SATX will select three.

         o LBCG will have first right of refusal on any Public Shells that may be available.


By signing this Agreement, SATX represents that it will do the following:

         o Install a three person temporary board of directors who will resign their positions when LBCG appoints the new board of directors.

         o   Legally terminate the proposed Shared Technologies merger.

         o   Legally authorize up to 250 million common shares of SATX.

         o   Legally authorize up to 100 million preferred shares of SATX.


         SATX further represents that it will not cause a sale or dilution of ORA Electronics to occur.


SEVERABILITY. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.


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NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram:

         (i)      If to SATX, Inc., at:
                  4710 Eisenhower Blvd., Suite E-1
                  Tampa, Florida

         With copies to:
                  Arnie Rothlisberger
                  1927 Vista Grande Rd.
                  El Cajon, CA 92019
                  Facsimile: (619) 444-9660


         (ii)     If to Lilly Beter Capital Group, Ltd., at:
                  Lilly Beter Capital Group, Ltd.
                  3925 Excelsior Blvd.
                  Minneapolis, MN 55416
                  Facsimile: (952) 924-4179
                  Attention: Richard Kosloske, Jr., President

         With copies to:
                  Celso B. Suarez, Jr.
                  P.O. Box 701008
                  Houston, Texas 77270
                  Facsimile: (713) 863-7602





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or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail, or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.


         MISCELLANEOUS

HEADINGS. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

ENTIRE AGREEMENT. This Agreement and the representations, warranties, agreements and covenants contained herein and therein constitute the entire agreement and supersede all prior agreements, understandings, representations, warranties, covenants and discussions, both written and oral, between the parties with respect to the subject matter hereof, including without limitation that certain letter of intent dated January 6, 2000, between the parties hereto.

COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

ARBITRATION. Except to the extent provided elsewhere in this Agreement, any controversy of any nature whatsoever, including but not limited to tort claims, statutory claims or contract disputes, between the parties to this Agreement (including their directors, officers, executives, agents, successors, assigns, heirs, executors and beneficiaries) relating to the formation, execution, interpretation, breach or enforcement of this Agreement, or relating to any other matter arising from the transactions contemplated herein, shall be submitted to arbitration before the American Arbitration Association ("AAA"), in accordance with their rules then in effect and the substantive law of the State of Nevada and the United States. The arbitration shall be held in Clark County, Nevada. Each of the parties to this Agreement shall appoint one person as an arbitrator to hear and


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determine such disputes, and if they should be unable to agree, then the two arbitrators shall choose a third arbitrator from a panel made up of experienced arbitrators selected pursuant to the procedures of the AAA and, once chosen, the third arbitrator's decision shall be final, binding and conclusive upon the parties to this Agreement. The arbitrators may not award punitive or exemplary damages for tort, contract or other common law claims, but will have the power to award such damages to the extent permitted by an applicable statute and to award prejudgment interest and attorneys' fees to the prevailing party. The award of the arbitration panel may be confirmed by any state or federal court of competent jurisdiction located in Clark County, Nevada, and may be challenged only upon the grounds provided in Section 10 of the Federal Arbitration Act, Title 9, United States Code. This agreement to arbitrate shall survive the execution of this Agreement. THE RIGHT TO ARBITRATE IS INTEGRAL TO AND NOT SEVERABLE FROM THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS ARBITRATION AGREEMENT AND KNOWINGLY CONSENT TO ITS CONSEQUENCES, INCLUDING THE WAIVER OF THE RIGHT TO LITIGATE CERTAIN DISPUTES. The expenses of such arbitration will be borne by the closing party or in such proportion as the arbitrators decide. A material or anticipatory breach of any section of this Agreement will not release either party from the obligations of this Section.

BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

NO THIRD PARTY BENEFICIARIES. Except as provided in Section with respect to indemnification hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

AMENDMENT; WAIVER, ETC. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on


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one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of SATX shall not be affected or deemed waived by reason of any investigation made by or on behalf of LBCG (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that LBCG or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

CONFIDENTIALITY. Except as otherwise provided in this Agreement, each party to this Agreement will, and will cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information) to, keep confidential and not disclose all information obtained by and in the possession of such party and its affiliates or to which such party and its affiliates are given access that in any way relates to the business or operations of the other party hereto. The provisions of this Section shall not apply to the disclosure by any party hereto or their respective affiliates of any information, documents or materials (i) which are, or become, publicly available, other than by reason of a breach of this Section by the disclosing party or any affiliate of the disclosing party, (ii) received from a third party not bound by any confidentiality agreement with the other party hereto, (iii) required by applicable Law to be disclosed by such party, or (iv) necessary to establish such party's rights under either this Agreement or any other Transaction Agreement; provided that, in the case of clauses (iii) and (iv), the person intending to make disclosure of confidential information will promptly notify the party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information. If the transactions contemplated by this Agreement are not consummated, such information will be immediately returned to the applicable party (to the extent such information consists of originals or copies of records, documents, reports or other written materials).

         This Agreement or any portion of this Agreement cannot be used by SATX or any affiliated parties, for any press release or


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or publicity, without the prior written approval of LBCG. This Agreement is not designed to influence people for the purpose of raising capital, either equity or debt.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



SATX, Inc.

/s/ John Hartunian
----------------------------------
John Hartunian, President



Lilly Beter Capital Group, Ltd.

/s/ Richard Kosloske, Jr.
----------------------------------
Richard Kosloske, Jr., President


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